Exhibit 99.1

EDITORIAL CONTACT:

Michele Drake
+1 408 345 8396
michele_drake@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez
+1 408 345 8948
alicia_rodriguez@agilent.com

George A. Scangos, Ph.D., of Biogen Idec to Join Agilent Technologies Board of Directors

SANTA CLARA, Calif., March 19, 2014 - Agilent Technologies Inc. (NYSE: A) today announced that George A. Scangos, Ph.D., chief executive officer and director of Biogen Idec Inc., has been appointed to Agilent’s board of directors and will join the board in September.

“I am delighted to welcome Dr. Scangos to the board,” said James G. Cullen, Agilent chairman. “He has an extraordinary combination of biotechnology and business expertise along with insights that come from running a large successful global pharma company.”

Prior to Biogen, Scangos served as president and CEO of Exelixis Inc., a drug discovery and development company. He was previously president of Bayer Biotechnology.

“I am very pleased to join the Agilent board and work with this excellent team,” Scangos said. “The company has a strong history of innovation and integrity, and I look forward to contributing to its future direction and growth as a global leader in life sciences, diagnostics and applied markets.”

Scangos replaces Dr. David Lawrence, who is retiring from the Agilent board after 13 years of service.

“I would like to thank Dave for his guidance and leadership on our board since the inception of Agilent,” said Cullen.

Scangos is currently an adjunct professor of biology at Johns Hopkins University. He was previously a professor of biology there for six years. Scangos was non-executive chairman of Anadys Pharmaceuticals Inc., a biopharmaceutical company, from 2005 to 2010. He has been chair of the California Healthcare Institute and a member of the board of the Global Alliance for TB Drug Development. He is also a member of the National Board of Visitors of the University of California Davis School of Medicine.

“Dr. Scangos brings significant knowledge and experience from the biotech, healthcare and pharmaceutical industries, as well as comprehensive leadership resulting from his work as a director on various boards,” said William (Bill) Sullivan, Agilent president and CEO. “Dr. Scangos will be a great addition to our board as we re-launch Agilent with a focus on life sciences, diagnostics and applied markets.”

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in chemical analysis, life sciences, diagnostics, electronics and communications. The company’s 20,600 employees serve customers in more than 100 countries. Agilent had revenues of $6.8 billion in fiscal 2013. Information about Agilent is available at www.agilent.com.

On Sept. 19, 2013, Agilent announced plans to separate into two publicly traded companies through a tax-free spinoff of its electronic measurement business. The new company is named Keysight Technologies, Inc. The separation is expected to be completed in early November 2014.

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